JPMorgan Funds - J.P. Morgan Mutual Fund Invetsment Trust
Rule 10f-3 Transactions
For the period from January 1, 2016 to June 30, 2016

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Issuer oDaddy Inc. (GDDY) Secondary
Cusip 380237107
Shares 950,300
Offering Price $30.25
Spread $0.98
Cost $28,746,575
Dealer Executing Trade Morgan Stanley
% of Offering  purchased by firm 12.05%
Syndicate Members Morgan Stanley / J.P. Morgan / Citigroup / Barclays / Deutsche Bank Securities / RBC Capital Markets / KKR / JMP Securities / Oppenheimer & Co. / Piper Jaffray
Issuer Spark Therapeutics Inc (ONCE) Secondary
Cusip 84652J10
Shares 330,300
Offering Price $45.00
Spread $2.70
Cost $14,863,500
Dealer Executing Trade Cowen and Company, LLC
% of Offering  purchased by firm 10.83%
Syndicate Members J.P. Morgan/Cowen and Company/RBC Capital Markets/Stifel/SunTrust Robinson Humphrey